                                  EXHIBIT 5.1



                                                     January 15, 2002

Mercator Software, Inc.
45 Danbury Road
Wilton, Connecticut 06897

     RE:  Registration Statement on Form S-3
          Relating to 3,577,883 shares of Common Stock
          ---------------------------------------------

Dear Sir or Madam:

     I am General Counsel - Americas to Mercator Software, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), covering the resale to the public of up to 3,577,883 shares of the Company's Common Stock, $.01 par value per share, by certain stockholders of the Company (the "Shares").

     I have reviewed the Registration Statement and I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company, and I have made such other investigation, that I have deemed necessary or appropriate.

     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly and validly authorized and are legally issued, fully paid and non-assessable or, with respect to Shares issuable upon exercise of warrants, will be legally issued, fully paid and non-assessable upon issuance pursuant to the provisions of the warrants.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me in the Prospectus contained in the Registration Statement under the caption Legal Matters.

                         Very truly yours,


                         /s/ Gerald E. Klein
                         ------------------------

                         Gerald E. Klein